NEWS BULLETIN RE: Claire's STORES, INC.

       3 SW 129th AVENUE  PEMBROKE PINES, FLORIDA 33027 (954) 433-3900




         CLAIRE'S STORES THIRD QUARTER EARNINGS UP 19%, SALES UP 16%;

               FIRST NINE MONTHS EARNINGS UP 42%; SALES UP 23%


PEMBROKE PINES, Florida, November 11, 1999   Claire's Stores, Inc. (NYSE:CLE)
reported today that diluted earnings per share from operations for the third quarter ended October 30, 1999, increased 19 percent to $0.25, compared to $0.21 for the comparable period ended October 31, 1998. The third quarter ended October 31, 1998 includes a $.04 per share loss from discontinued operations related to the disposition of Just Nikki.
     Net sales for the third quarter increased 16 percent to $182,639,000 from $157,089,000 for the third quarter of 1999. Comparable store sales decreased two percent for the third quarter.
     Net sales for the first nine months of Fiscal 2000 increased 23 percent to $539,392,000 from $437,063,000 for the same period last year. Net income for the first nine months of Fiscal 200 increased 42 percent to $47,305,000 or $.92 per diluted share, compared with $33,365,000 or $.65 per diluted share for the first nine months of Fiscal 1999. Comparable store sales increased six percent for the first nine months.
     All figures have been restated to reflect the disposition of Just Nikki, Inc.
     Rowland Schaefer, Claire's Chairman and Chief Executive Officer, said, "We were disappointed with the sales results for the third quarter which were negatively impacted by inventory shortages caused by merchandising errors, but

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we are pleased that sales remained significantly ahead of the third quarter last year. Our inventory levels have been corrected and we are well positioned heading into the holiday season. We look forward to the fourth quarter returning to positive same store sales comparisons."
     Mr. Schaefer also noted that at the end of the third quarter the company had a total of 2,239 stores in operation. These comprised 1,712 Claire's Accessories and The Icing Stores in North America, 250 accessories stores in Claire's U.K., 80 stores in Japan, 56 stores in Europe. Mr. Rags had 139 stores and the company opened two apparel stores as a test concept under the Velvet Pixies name. The company has opened 230 stores so far this fiscal year with an additional 62 stores to be opened in the fourth quarter.
     Mr. Schaefer added that the Claire's management team is currently meeting with the Venator and Afterthoughts' management teams to continue working on the various phases of the integration of the two companies.
     Claire's Stores, Inc., specializing in moderately priced fashion accessories, currently owns and operates more than 2200 stores in 50 states, the Caribbean, Canada, Japan, the United Kingdom, Switzerland, Austria and Germany. On November 2, 1999, the company also announced that it had entered into a definitive agreement to acquire the assets of the Venator Group's (NYSE:Z)chain of Afterthoughts stores. That transaction, when completed, will add up to another 768 fashion accessory stores in the United States, Canada, Puerto Rico and the Virgin Islands.

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     This release contains "forward looking statements" that represent the company's expectations or beliefs with regard to future events. These "forward looking statements" are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These factors include, without limitation, changes in consumer preferences, competition and economic conditions.



For additional information:

At Claire's Stores
Glenn Canary
Director of Investor Relations
(954) 433-3900
gcanary@prodigy.net
or
Sonia Rohan
Associate Director of Investor Relations sonia.rohan@claires.com
(212) 594-3127

Note: Other Claire's Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available through Claire's Internet home page: http://www.clairestores.com


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                              CLAIRE'S STORES, INC. AND SUBSIDIARIES
                                     STATEMENTS OF INCOME
                           Restated to Reflect Just Nikki as a Disc. Op.
                                         (UNAUDITED)

                                      THREE  MONTHS  ENDING
                            October 30, 1999            October 31,1998
Net sales                 $182,639,000    100.0%   $157,089,000      100.0%
Cost of sales, occupancy
 and buying expenses        92,598,000     50.7%     79,720,000       50.7%

                            90,041,000     49.3%     77,369,000       49.3%

Expenses:
 Selling, general
  and administrative        64,826,000     35.5%     53,289,000       33.9%
 Depreciation and amorti-
  zation                     6,891,000      3.8%      5,485,000        3.5%
 Interest income, net       (1,648,000)    -0.9%     (1,623,000       -1.0%
 Loss (gain) on investment           0      0.0%              0        0.0%

                            70,069,000     38.4%     57,151,000       36.4%

 Income from continuing
  ops. before income taxes  19,972,000     10.9%     20,218,000       12.9%

Income taxes                 7,281,000      4.0%      7,502,000        4.8%

 Income from continuing
  operations                12,691,000      6.9%     12,716,000        8.1%

Discontinued operations:
 Loss from discontinued
  operations (less applicable
  income taxes)                             0.0%      2,023,000        1.3%

 Loss on disposal from
  discontinued operations
  (less applicable income
  taxes)

Net loss from discontinued
 operations                         0       0.0%     2,023,000         1.3%

 Net income               $12,691,000       6.9%   $10,693,000         6.8%

Net income (loss) per share:
 Basic:
  From continuing ops           $0.25                    $0.25
  From discontinued ops          0.00                     0.04
  Net income                    $0.25                    $0.21

 Diluted:
  From continuing ops           $0.25                    $0.25
  From discontinued ops          0.00                     0.04
  Net income                    $0.25                    $0.21

Weighted average shares
 outstanding:
  Basic                    51,015,000               50,677,000

  Diluted                  51,243,000               51,047,000

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                       CLAIRE'S STORES, INC. AND SUBSIDIARIES
                                 STATEMENTS OF INCOME
           Restated to Include Lux Corp. and Reflect Just Nikki as a Disc. Op.
                                   (UNAUDITED)

                                             NINE MONTHS ENDING
                                 October 30, 1999           October 31,1998

Net sales                      $539,392,000    100.0%     $437,063,000  100.0%
 Cost of sales, occupancy
  and buying expenses           269,191,000     49.9%      218,910,000   50.1%

                                270,201,000     50.1%      218,153,000   49.9%

Expenses:
 Selling, general
  and administrative            185,253,000     34.3%      147,171,000   33.7%
 Depreciation and amorti-
  zation                         19,614,000      3.6%       15,783,000    3.6%
 Interest income, net            (4,640,000)    -0.9%       (4,780,000)  -1.1%
 Loss (gain) on investments      (3,929,000)    -0.7%                0    0.0%

                                196,298,000     36.4%      158,174,000   36.2%

 Income from continuing
  ops. before income taxes       73,903,000     13.7%       59,979,000   13.7%

Income taxes                     26,598,000      4.9%       22,200,000    5.1%

 Income from continuing
  operations                     47,305,000      8.8%       37,779,000    8.6%

Discontinued operations:
 Loss from discontinued
  operations (less applicable
  income taxes)                                  0.0%        4,414,000    1.0%

 Loss on disposal from
  discontinued operations
  (less applicable income
  taxes)

Net loss from discontinued
 operations                               0      0.0%        4,414,000    1.0%

 Net income                     $47,305,000      8.8%      $33,365,000    7.6%

Net income (loss) per share:
 Basic:
  From continuing ops                 $0.93                      $0.75
  From discontinued ops                0.00                       0.09
  Net income                          $0.93                      $0.66

 Diluted:
  From continuing ops                 $0.92                      $0.74
  From discontinued ops                0.00                       0.09
  Net income                          $0.92                      $0.65

 Weighted average shares
  outstanding:
  Basic                          50,934,000                 50,604,000

  Diluted                        51,331,000                 51,086,000

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                        CLAIRE'S STORES AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                   CONSOLIDATED
                                           October 30,       October 31,
                                               1999             1998
                                                             (Restated)
     Assets

Current Assets:
 Cash and equivalents                    $109,088,000       $90,815,000
 Short-term investments                    16,547,000        13,852,000
 Inventories                               98,674,000        84,393,000
 Prepaid expenses and
  other current assets                     32,725,000        26,595,000

 Total current assets                     257,034,000       215,655,000

Property and Equipment:
 Land and building                         17,276,000        13,579,000
 Furniture, fixtures and
  equipment                               141,353,000       116,043,000
 Leasehold improvements                   102,843,000        88,260,000

                                          261,472,000       217,882,000

 Less accumulated
  depreciation and
  amortization                           (131,709,000)     (109,197,000)

                                          129,763,000       108,685,000

Goodwill, net                              26,295,000           566,000

Other Assets                               26,455,000        22,795,000

                                         $439,547,000      $347,701,000

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

                       CLAIRES STORES AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)

                                               CONSOLIDATED
                                       October 30,           October 31,
                                          1999                  1998
                                                              (Restated)

      Liabilities and
       Stockholders' Equity

Current Liabilities:
 Current portion of debt                 $821,000
 Trade accounts payable                35,574,000             $29,060,000
 Income taxes payable                   7,317,000               5,383,000
 Dividends payable                      2,044,000                  55,000
 Accrued expenses                      23,420,000              18,336,000

 Total current liabilities             69,176,000              52,834,000

Long-Term Liabilities:
 Long-term debt                                 0                       0
 Deferred credits                      13,055,000              10,461,000

  Total long-term Liabilities          13,055,000              10,461,000

Stockholders' equity:
 Common stock- par                      2,415,000               2,394,000
 Class A stock - par value                144,000                 145,000
 Additional paid-in capital            27,709,000              22,771,000
 Other comprehensive inc.                (888,000)             (3,111,000)
 Retained earnings                    328,388,000             262,659,000

                                      357,768,000             284,858,000

 Less Treasury stock at
  cost,                                  (452,000)               (452,000)

                                      357,316,000             284,406,000

                                     $439,547,000            $347,701,000

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